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                                                            Exhibit 99(a)(5)(iv)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the shares of Rent-A-Center, Inc. The offer is made solely by the Offer to Purchase dated April 28, 2003, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding shares of Rent-A-Center stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of the jurisdiction. In any jurisdiction the securities laws of which require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of Rent-A-Center by the Dealer Manager or one or more brokers or dealers licensed under the laws of the jurisdiction.

                           NOTICE OF OFFER TO PURCHASE
                                       BY
                               RENT-A-CENTER, INC.
                                       OF
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
               AT A PRICE OF NOT GREATER THAN $66.00 OR LESS THAN
                                $60.00 PER SHARE


THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

Rent-A-Center is offering to purchase up to 2,200,000 shares of its common stock, at a price not greater than $66.00 or less than $60.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 28, 2003, and in the related Letter of Transmittal which, as the same may be amended or supplemented from time to time, together constitute the tender offer. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions, including completion of a previously announced financing and the refinancing of Rent-A-Center's current senior credit facility.

Upon the terms and subject to the conditions of the tender offer, Rent-A-Center is inviting its stockholders to tender their shares of common stock at prices specified by each stockholder, not greater than $66.00 nor less than $60.00 per share. Based upon the number of shares tendered and the prices specified by tendering stockholders, Rent-A-Center will determine the lowest purchase price per share, that will enable it to purchase 2,200,000 shares, or such lower number of shares as are properly tendered and not properly withdrawn, at prices not greater than $66.00 nor less than $60.00 per share. All shares purchased in the tender offer will be purchased at the same purchase price. Only shares validly tendered at or below the purchase price determined by Rent-A-Center and not properly withdrawn pursuant to the tender offer will be purchased, subject to proration provisions. The purchase price will be paid in cash, net to the seller, without interest. Because of the "odd lot " priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares Rent-A-Center seeks are validly tendered. To validly tender shares in the tender offer, stockholders must deliver to Mellon Investor Services LLC, the depositary for the tender offer, before the expiration date either a properly completed Letter of Transmittal, including any required signature guarantees, and the certificates for the shares or confirmation of book-entry transfer. Shares not purchased in the tender offer will be returned to the tendering stockholders at Rent-A-Center's expense as soon as practicable after the expiration of the tender offer. Under no circumstances will interest on the purchase price be paid by Rent-A-Center regardless of any delay in making such payment. Rent-A-Center expressly reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law.

The tender offer will expire at 5:00 p.m., New York City time, on Thursday, June 5, 2003 (as this date may be extended in accordance with the terms of the tender offer, the "expiration date"), unless Rent-A-Center exercises its right, in its sole discretion, to extend the tender offer at any time or from time to time. Rent-A-Center may extend the tender offer by providing oral or written notice of the extension to Mellon Investor Services LLC, the depositary for the tender offer, and making a public announcement of the extension.
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Upon the terms and subject to the conditions of the tender offer, in the event that prior to the expiration date a greater number of shares is validly tendered, and not properly withdrawn, at prices at or below the purchase price than will be accepted by Rent-A-Center for purchase pursuant to the tender offer, Rent-A-Center will accept the shares to be purchased in the following order of priority: (i) from all holders of "odd lots" of less than 100 shares (not including any shares held in Rent-A-Center's 401(k) Plan) who properly tender all their shares at or below the purchase price and do not properly withdraw them before the expiration date; (ii) from all other stockholders (including participants in Rent-A-Center's 401(k) Plan) who properly tender shares at or below the purchase price (including shares conditionally tendered for which the condition was satisfied), on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders conditionally tendering all of their shares (for which the condition was not initially satisfied), by random lot, to the extent feasible.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that shares tendered may be withdrawn at any time after 40 business days from the commencement of the tender offer unless previously accepted for payment by Rent-A-Center or as provided by the terms of the tender offer. To be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be received in a timely manner by the depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered the shares, the number of shares tendered and the number of shares to be withdrawn. In addition, if the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase) (except in the case of shares tendered by an Eligible Institution). If shares have been tendered pursuant to the procedures for book-entry transfer described in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at The Depository Trust Company to be credited with the withdrawn shares and otherwise comply with the procedures of that facility.

Rent-A-Center is making the tender offer because its Board of Directors believes that the purchase of shares pursuant to the tender offer constitutes a prudent use of its financial resources, given its business profile, assets and current market price and that investing in Rent-A-Center's common stock is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer gives stockholders the opportunity to sell shares at prices greater than market prices prevailing immediately prior to announcement of the tender offer. The tender offer provides stockholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices (not greater than $66.00 nor less than $60.00 per share) at which they wish to sell their shares and, subject to proration and the other terms and conditions of the tender offer, to sell those shares for cash without the usual transaction costs associated with open market sales and without regard to whether the trading market is sufficiently liquid to permit such sales. The tender offer allows stockholders to sell a portion of their shares while retaining an equity interest in Rent-A-Center. Shares not tendered in the transaction will realize a proportionate increase in their relative equity interest in Rent-A-Center and thus in its future earnings and assets, subject to Rent-A-Center's right to issue additional shares and other equity interests in the future.

Rent-A-Center's purchase of shares pursuant to the tender offer will reduce the number of shares that are available to be publicly traded on The Nasdaq National Market, and is likely to reduce the number of stockholders. Nonetheless, Rent-A-Center anticipates that there will be enough stockholders and sufficient publicly available shares following the tender offer for the shares to continue to be authorized for quotation on The Nasdaq National Market. Rent-A-Center previously announced its intention to enter into a new senior credit facility, the proceeds of which will be used to repay all borrowings under Rent-A-Center's existing senior credit facility, as well as to finance the tender offer, the purchase of shares at the final tender offer price from certain principal stockholders after a ten business day period following the completion of the tender offer and for certain other purposes, as well as its intention to commence a tender offer to repurchase its existing 11% senior subordinated notes due 2008, which it intends to finance with the net proceeds from a previously announced financing and cash on hand. Rent-A-Center will have significantly greater indebtedness following consummation of the tender offer, which could increase the volatility of Rent-A-Center's earnings and adversely affect market prices of its shares.

NONE OF RENT-A-CENTER, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT NOR THE DEPOSITARY MAKE ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES, OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF RENT-A-

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CENTER, THE DEALER MANAGER, THE INFORMATION AGENT, NOR THE DEPOSITARY HAVE
AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MUST MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. RENT-A-CENTER'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference. Rent-A-Center is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer.

Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed commencing today to all holders of the shares, as reflected on the records of the transfer agent as of April 28, 2003. The tender offer is explained in detail in those materials. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent at the address and telephone number set forth below and will be furnished promptly at Rent-A-Center's expense. Stockholders may also contact their broker, dealer, commercial bank, or trust company for assistance concerning the tender offer.

                 The Information Agent for the tender offer is:
                              D.F. KING & CO., INC.
                                 48 Wall Street
                               New York, NY 10005
                     Banks and Brokers Call: (212) 269-5550
                    All Others Call Toll Free: (800) 431-9642


                   The Dealer Manager for the tender offer is:
                                 LEHMAN BROTHERS
                               745 Seventh Avenue
                            New York, New York 10019
                            Toll Free: (800) 524-4462


April 28, 2003


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